Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement and General Release (this "Agreement") is entered into by and between Robert E. Harrison (the "Executive") and Alliance One International, Inc. (the "Company"), effective as of December 14, 2010 (the "Effective Date").

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company as its President and Chief Executive Officer pursuant to the Amended and Restated Employment Agreement made effective as of December 31, 2008, by and between the Company and the Executive (the "Employment Agreement"), a copy of which is attached hereto as Exhibit 1;

WHEREAS, the Executive is also a member of the Company's Board of Directors;

WHEREAS, subject to the terms and conditions of this Agreement, the Executive shall resign from all positions with the Company and any of its subsidiaries or affiliates and with the Company's Board of Directors as of the Effective Date; and

WHEREAS, the Executive and the Company desire to settle fully and finally any differences, rights and duties arising between them in an amicable fashion.

NOW, THEREFORE, in consideration of the covenants, releases, representations and mutual promises herein contained, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.         Resignation.  In accordance with the terms and conditions of this Agreement, the Executive and the Company have mutually agreed that, as of the Effective Date, the Executive shall resign from his position as President and Chief Executive Officer of the Company any other positions he may hold with the Company and any of its subsidiaries or affiliates, and with the Company's Board of Directors.  The Executive agrees to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.  Except as otherwise provided herein, all of the Executive's rights under the Employment Agreement shall terminate as of the Effective Date.

2.         Accrued Payments And Benefits.  Regardless of whether the Executive signs this Agreement, the Executive will be provided with:

(a)           an amount of $25,685 representing all earned, but unpaid salary payable to the Executive through the Effective Date, at the annualized rate of $682,500 (the "Base Salary"), to be paid in accordance with the Company's customary payroll procedures;

(b)           in accordance with Company policy and after submission of appropriate documentation to the Company, the Executive will be reimbursed for any reasonable business expenses the Executive incurred through the Effective Date; and

(c)           any vested amounts payable to the Executive under the Alliance One Savings and Profit Sharing Plan, the Alliance One International Inc. Supplemental Retirement Account Plan, the Alliance One International Inc. Pension Plan and the Standard Commercial Corporation Supplemental Executive Retirement Plan, in accordance with the terms of such plans and applicable law and in the amounts set forth in Exhibit 2.

3.         Separation Payments And Benefits.  In consideration of the Executive's execution of and compliance with the terms and conditions set forth in this Agreement, the Company agrees to provide the Executive with the following payments and benefits:

(a)           an amount of $31,190 representing the Executive's Base Salary from the Effective Date until the December 31, 2010 pursuant to Article 12.1 of the Employment Agreement, to be paid prior to December 31, 2010;

(b)           an amount of $112,192 representing sixty (60) days of the Executive's Base Salary in lieu of notice pursuant to Article 3.2 of the Employment Agreement, to be paid on February 14, 2011 or within four (4) business days thereafter;

(c)           an amount of $3,165,876 representing the Executive's severance payment pursuant to Article 12.2(a) of the Employment Agreement, to be paid on February 14, 2011 or within four (4) business days thereafter;

(d)           if the Company pays bonuses for the 2011 fiscal year under the 2011 Management Incentive Plan, a pro rata bonus for the 2011 fiscal year, as determined by the Board's Committee on Executive Compensation pursuant to Article 4.2(b) of the Employment Agreement, to be calculated according to Article 4.2(b) of the Employment Agreement and any such bonus shall be paid by June 15, 2011 or on or about the date that the Company pays 2011 fiscal year bonuses to other executives under the 2011 Management Incentive Plan;

(e)           reimbursement of reasonable attorney's fees incurred by the Executive in the negotiation, analysis and preparation of this Agreement pursuant to Article 15 of the Employment Agreement, in an amount not to exceed $25,000, to be paid within sixty (60) days following submission of appropriate documentation to the Company but no later than the last day of the Executive's taxable year following the taxable year in which the expense was incurred;

(f)           the Executive acknowledges and agrees that the Executive has no restricted stock awards;

(g)           Performance-Based Stock Units; Restricted Stock Units; Performance Shares.

(i)
The Executive acknowledges and agrees that all of the 300,000 performance-based stock units granted to him on or about October 18, 2010, under the Amended and Restated Alliance One International, Inc. 2007 Incentive Plan (the "2007 Incentive Plan") are forfeited on the Effective Date, and that the Executive shall not be entitled to any payment or benefit with respect to such performance-based stock units.

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(ii)
In full satisfaction of its obligations with respect to the 190,000 restricted stock units granted to the Executive on or about October 18, 2010, under the 2007 Incentive Plan, the Company shall pay to the Executive on February 14, 2011, or within four (4) business days thereafter, an amount of $43,491.  The Executive shall not be entitled to any other payment or benefit with respect to such restricted stock units.

(iii)
The performance shares granted to the Executive under the 2007 Incentive Plan, pursuant to the Performance Share Award Agreements between the Company and the Executive, dated June 18, 2009, and August 6, 2009, are forfeited on the Effective Date, and that the Executive shall not be entitled to any payment or benefit with respect to such performance shares.

(h)           stock options held by the Executive and outstanding on the Effective Date with an exercise price equal to or less than the fair market value of the underlying shares on the close of business on the Effective Date shall be vested and remain exercisable until 24 months following the Effective Date or, if sooner, the date the options expire pursuant to Article 4.3 of the Employment Agreement.  The Executive acknowledges and agrees that Exhibit 2 contains a complete list of all outstanding stock options as of the Effective Date.  Any stock options held by the Executive and outstanding on the Effective Date that have not vested in accordance with this Section (h), and any stock options held by the Executive and outstanding on the Effective Date that have an exercise price greater than the fair market value of the underlying shares as of the close of business on the Effective Date, will be cancelled as of the Effective Date without consideration; and

(i)           notwithstanding that the Executive has not satisfied the vesting requirements under the Alliance One International Inc. Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) (the "AOI SERP") as of the Effective Date, the Executive shall be deemed to have satisfied the vesting requirements of Section 4.01 of the AOI SERP as of the Effective Date.  Any amounts due to Executive under the AOI SERP will be payable in accordance with and subject to the terms of Exhibit 3, the AOI SERP and applicable law.

4.         Additional Payments And Benefits Subject To Supplemental Release.  In accordance with the terms and conditions set forth in the supplemental release of claims  provided to the Executive simultaneously with this Agreement (the "Supplemental Release"), if the Supplemental Release is executed by the Executive (and not revoked pursuant to its terms) the Executive shall have the ability to receive the additional payments and benefits specified therein.

5.         Withholdings:  Any amount payable to the Executive will be less all applicable federal, state and local withholding taxes and any other authorized or legally required deductions.

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6.         Waiver and Release.

(a)           The Executive, on behalf of himself and his successors, assigns, executors and administrators, voluntarily, knowingly and willingly releases and forever discharges the Company, together with its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives, attorneys and advisors and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the "Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which the Executive or the Executive's executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever:  (i) arising from the beginning of time up to the Effective Date under any federal, state or local statute, constitution, law or regulation, including, without limitation, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, Executive Order 11246, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act, the North Carolina Retaliatory Employment Discrimination Act, North Carolina Equal Employment Practices Act, the North Carolina Persons With Disabilities Protection Act and the North Carolina Wage and Hour Act; (ii) relating to the Executive's hiring, employment or cessation of employment with the Company or any of the Releasees, as well as the circumstances thereof; and/or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and the Executive existing as of the Effective Date, including, but not limited to, the Employment Agreement.  This Section 6(a) does not waive or attempt to waive (1) any Claims that the Executive may have under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act (which are covered by the Supplemental Release); (2) any Claims that cannot legally be waived; (3) any rights the Executive may have to file a charge of discrimination with a federal or state administrative agency; provided, however, that the Executive acknowledges and agrees that, the Executive is not entitled to any personal recovery in any such agency proceedings; (4) any Claims the Executive may have under this Agreement; and (5) any Claims the Executive may have to indemnification pursuant to Article 18 of the Employment Agreement.

(b)            For the purpose of implementing a full and complete release, the Executive understands and agrees that this release of claims is intended to include all Claims, if any, which the Executive may have and which the Executive does not now know or suspect to exist in the Executive's favor against the Releasees and that this Agreement extinguishes those claims.  Accordingly, the Executive expressly waives all rights afforded by any federal, state or local statute, constitution, law or regulation prohibiting, limiting, or restricting the waiver of unknown claims.

(c)           By signing this Agreement, the Executive represents and warrants that as of the Effective Date, the Executive has not commenced or joined in any Claim

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whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this Section.

(d)           The Company, on behalf of itself and its successors and assigns, voluntarily, knowingly and willingly releases and forever discharges the Executive from any and all Claims which the Company or the Company's successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever:  (i) arising from the beginning of time up to the Effective Date under any federal, state or local statute, constitution, law or regulation; (ii) relating to the Executive's hiring, employment or cessation of employment with the Company; and/or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and the Executive existing as of the Effective Date, including, but not limited to, the Employment Agreement.  This Section 6(d) does not waive or attempt to waive (1) any Claims that the Company may have against the Executive relating to fraudulent conduct or willful misconduct; (2) any Claims that cannot legally be waived; or (3) any Claims the Company may have under this Agreement.

7.         No Further Rights Or Benefits.  The Executive acknowledges and agrees that, other than as specifically provided above in this Agreement or the Supplemental Release, the Executive is not entitled to any compensation, rights or amounts under the Employment Agreement or any contract, plan, policy or practice, past or present, of the Company or any of the other Releasees.  Except as set forth in this Agreement, the Executive acknowledges and agrees that as of the Effective Date, the Executive shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of the other Releasees or otherwise be entitled to any perquisite or fringe benefit.

8.         Continuing Obligations.

(a)           The Executive acknowledges and agrees that the obligations set forth in the following Articles of the Employment Agreement shall continue in full force and effect after the Effective Date:  13.1 (Assistance in Litigation); 13.2 (Confidential Information); 13.4 (Nonsolicitation); 13.6 (Return of Company Property); and 13.7 (Failure To Comply).

(b)           Nondisparagement.

(i)	The Executive shall not make any statements that denigrate or disparage the Company, its employees or its Board to the media or financial analysts.

(ii)
The Company will not authorize any statements that denigrate or disparage the Executive to the media or financial analysts.  If the Executive becomes aware of any such statements, the Executive will bring them to the attention of the Company and the Company will take reasonable steps to address them.

(c)           Noncompetition.  The Executive shall not:  (i) prior to the Effective Date and for the three-year period following the Effective Date, and within the Territory (as defined below) without the prior written consent of the Company, compete with the Company by engaging, directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business activities (a) that directly compete with

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the business activities of the Company, whether for a competitor of the Company or for an entity whose internal business activities include or propose to include the business activities engaged in by the Company, (b) for any cigarette manufacturer, or (c) for any entity which engages in business activities in the sourcing, processing and/or marketing of tobacco leaf products or other value added tobacco products and services, including but not limited to, the production of Cut Rag, expanded tobacco products, toasting and blending services or seed research and supply; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity.  The restrictions of part (i) of this paragraph shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this paragraph.  The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his compliance with his obligations under this paragraph are required for the reasonable protection of the Company's legitimate business interests, do not unduly restrict his ability to earn a livelihood in his chosen field of employment, and do not otherwise impose an undue hardship on him.  The Executive also acknowledges that if he were to engage in any business activity covered by part (i) of this paragraph, the Company would suffer an unfair competitive disadvantage because the disclosure of the Company's confidential and proprietary information would be inevitable given the Executive's career with the Company, and his extensive unique and intimate knowledge of such information and of the Company's business.  The Executive further acknowledges and agrees that the time, territory and scope of activities prohibited by the provisions of this paragraph, including the possible worldwide reach of the non-competition provisions, are reasonable and necessary for protection of the Company's legitimate business interests in view of the unique nature of the Company's business, its competitive position as one of the only companies engaged in such business in a worldwide market, the Executive's high-level position with the Company prior to the Effective Date, the limited time period of the non-competition provisions, and the unique and intimate knowledge of the Company's business, its confidential and proprietary information and the special needs and preferences of its customers and suppliers the Executive has acquired during and as a result of his employment with the Company in a high-level position, all of which would give the Executive an unfair competitive advantage against the Company if the Executive were to breach the non-competition provisions anywhere within the Territory.  For purposes of this paragraph, "Territory" means the geographic areas and locations where the Company and its affiliates carry on or transact their business, the Company and its affiliates sell or market their products or services, and the Company or its affiliates' customers are located, including without limitation (A) the world, (B) Africa, Asia, Europe, North America and South America, (C) each of the countries in Africa, Asia, Europe, North America and South America, respectively, as if listed individually herein, (D) Brazil, (E) the United States of America, (F) each of the states of the United States of America as if listed individually herein, (G) the State of North Carolina, (H) the Commonwealth of Virginia, (I) each county within the State of North Carolina as if listed individually herein, (J) each county within the Commonwealth of Virginia as if listed individually herein, (K) the territory within a 100 mile radius of the Company's office in Morrisville, North Carolina, and (L) the territory within a 100 mile radius of each other office of the Company or any affiliate (whether now existing or hereafter established) as if listed individually herein.  The Executive acknowledges and agrees that Article 13.7 (Failure To Comply) of the Employment Agreement shall be expanded to include the obligations set forth in this Section (c).

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9.         Confidentiality of Agreement.  Subject to Section 10 below, the Executive agrees that this Agreement and its terms and conditions are confidential and that the Executive will not disclose the existence or terms of this Agreement to any third parties, other than to the Executive's spouse, attorney, accountant, financial advisor or as required by law or may be necessary to enforce this Agreement.  Any disclosure to the Executive's spouse, attorney, accountant or financial advisor shall be conditioned on his or her agreement to keep this Agreement and its terms and conditions confidential and to not disclose the existence or terms of this Agreement to any other third parties.

10.       Responding to Legal Process.  Nothing in this Agreement shall prohibit the Executive from responding to a valid subpoena, court order or similar legal process; provided, however, that prior to the Executive responding to a valid subpoena, court order or similar legal process which may require the disclosure of confidential information, the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford such entity a reasonable opportunity to challenge the subpoena, court order or similar legal process.

11.       Entire Agreement.  Except as specifically provided herein, this Agreement and the Supplemental Release constitute the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to their subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns.

12.       Representations.  The Executive acknowledges and agrees that, if the Executive chooses to sign this Agreement, that it is executed voluntarily and without any duress or undue influence on the part of the Company.  The Executive further acknowledges that:  (a) the Company has advised Executive of Executive's right to consult with an attorney prior to executing this Agreement and that he has availed himself of this right; (b) Executive has carefully read and fully understands all of the provisions of this Agreement; (c) Executive is entering into this Agreement, including the releases set forth in Section 6 of this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration; and (d) Executive has the full power, capacity and authority to enter into this Agreement.

13.       No Admission of Wrongdoing.  The parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all potential disputed claims.  No action taken by the parties, either previously or in connection with this Agreement, shall be deemed or construed to be:  (a) an admission of the truth or falsity of any potential Claims; or (b) an acknowledgment or admission by any party of any fault, improper conduct or liability whatsoever to the other party or to any third party.

14.       Reformation and Severability.  It is the intent of the Executive and the Company that the provisions of this Agreement be enforced to the fullest extent permitted by law.

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In case any provision of this Agreement shall be declared by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable as written, the Executive and the Company agree that the court or arbitrator shall modify and reform such provision to permit enforcement to the greatest extent permitted by law.  In addition, if any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

15.       Governing Law.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to its conflicts of law principles.  In the event a dispute arises out of or pertains to this Agreement, the Executive and the Company agree to use reasonable efforts to resolve such dispute through negotiation.  In the event such dispute cannot be settled through negotiation, the parties agree that any action or proceeding instituted with respect thereto shall be commenced and maintained in accordance with the arbitration provision pursuant to Article 24.2 of the Employment Agreement, or as applicable, the Failure To Comply provision pursuant to Article 13.7 of the Employment Agreement.

16.       Tax Advice and Information.  The Executive acknowledges that neither of the Company or any of their representatives have provided the Executive with any tax advice or tax-related representations concerning the payments provided for in this Agreement or any other aspect of this Agreement.  Further, the Executive understands and agrees that the Executive should consult the Executive's own tax advisor(s) for any such tax advice or information.  The parties acknowledge and agree that:  the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder ("Section 409A"), including the requirement for a six-month suspension on payments to "specified employees" as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period.  Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any of the other Releasees represent or warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the "Tax Laws") of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

17.       Miscellaneous.  The title and captions used in this Agreement are for convenience only and are not to be construed in interpreting this Agreement.  This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.  This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.  Facsimile or electronic copies of this Agreement shall be of the same force and effect as the original.

18.       Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing and sent by personal delivery or overnight courier to the address provided below as well as by facsimile transmission if such information is provided below:

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(a)       If to the Executive:

Robert E. Harrison
7300 Haymarket Lane
Raleigh, North Carolina 27615

With a copy to:

Michael P. Bentzen
Hughes & Bentzen, PLLC
1100 Connecticut Ave. NW
Suite 340
Washington, D.C. 20036
Fax Number:  (202) 293-8973

(b)       If to the Company

Alliance One International, Inc.
Attention:  Robert A. Sheets, EVP, CFO and CAO
8001 Aerial Center Parkway
P.O. Box 2009
Morrisville, North Carolina 27560
Fax Number:  (919) 379-4132

With a copy to:

John P. Furfaro
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Fax Number:  (917) 777-2624

And with a copy to:

Susanna Knutson Gibbons
Poyner Spruill LLP
301 Fayetteville Street
Suite 1900
Raleigh, NC 27601
Fax Number:  (919) 783-1075

19.       Attorney Fees.  In the event of the institution of legal proceedings to enforce this Agreement pursuant to Section 15 or otherwise relating to the Executive's employment, the prevailing party shall, in addition to any other right or remedy, be entitled to reimbursement of such party's reasonable attorneys' fees and expenses associated with any Claim upon which such party prevails, including, but not limited to, the dismissal of any Claim, mediation, arbitration, or a final determination by a court after which time for any appeal has lapsed.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date indicated below.

Alliance One International, Inc.

By:	/s/ Robert A Sheets
Name:	Robert A Sheets
Title:	Executive Vice President &
Chief Financial Officer

/s/ Robert E Harrison
Robert E. Harrison

Date:	12/14/10

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EXHIBIT 1

Employment Agreement

EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made effective as of December 31, 2008, by and between ALLIANCE ONE INTERNATIONAL, INC., a Virginia Corporation (the “Company”), and ROBERT E. HARRISON (the “Executive”).

R E C I T A L S:

The Company the Executive are parties to that certain Employment Agreement dated November 7, 2004 (the “Original Agreement”).  The Company and the Executive have concluded that the Original Agreement should be amended in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the Company and the Executive desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
ARTICLE 1

EMPLOYMENT OF EXECUTIVE

Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 3 of this Agreement.

ARTICLE 2

POSITION, RESPONSIBILITIES AND DUTIES

2.1.           Position and Responsibilities. During the Term (as defined in Section 3.1), the Executive shall serve as the President and Chief Executive Officer of the Company on the conditions herein provided. The Executive shall provide such executive services in the management of the Company’s business not inconsistent with his position and the provisions of Section 2.2 as shall be assigned to him from time to time by the Board and shall report to the Board.

2.2.           Duties. In addition to having the responsibilities described in Section 2.1, during the Term the Executive shall also serve, if elected, as a director of the Company or as an officer or director of any subsidiary or affiliate of the Company. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company and shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive’s duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business which does not compete with the Company or with any subsidiary or affiliate of the Company, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. Notwithstanding the foregoing, the duties of the Executive shall not be expanded without the Executive’s prior approval.

ARTICLE 3

TERM

3.1.           Term of Employment. The term of the Executive’s employment (the “Initial Term”) under this Agreement shall commence effective as of December 31, 2008 (the “Effective Date”), and shall continue until the earliest to occur of the following dates (the “Termination Date”): (i) May 13, 2010; (ii) the date of death of the Executive; (iii) the date coinciding with the end of one hundred eighty (180) days of continuous “Total Disability” (as defined in Section 7.4) of the Executive (the “Disability Period”); (iv) the specified date of Executive’s separation from service under the Notice Exception (as defined in Section 3.2); (v) the date of Executive’s separation from service under the Cause Exception (as defined in Section 3.3); or (vi) the date the Executive separates from service for Good Reason (as defined in Section 3.4). In the event that the Initial Term shall expire on account of the terminating event described in subparagraph (i) of this Section 3.1, then, notwithstanding the provisions of subparagraph (i) of this Section 3.1, the Initial Term shall be extended automatically, without any further action by the Company or the Executive for successive one-year periods (each, an “Extension Period”) following the expiration of the Initial Term (by reason of the terminating event described in subparagraph (i) of this Section 3.1) or any succeeding one-year Extension Period (except as otherwise provided in this Section 3.1). If either party hereto desires for the Term to expire at the end of the Initial Term or at the end of any succeeding one-year Extension Period, such party shall give written notice of such desire to the other party at least one year before the expiration of the Initial Term or the Extension Period, as applicable. All references herein to the term of the Executive’s employment (the “Term”) shall refer to the Initial Term and shall include any Extension Period.

3.2.           Termination by Giving Notice. If the Company desires to terminate the Executive’s employment without Cause prior to the expiration of the Term or if the Executive desires to separate from service without Good Reason prior to the expiration of the Term, such party shall give not less than sixty (60) days’ written notice of such desire to the other party specifying the date on which the separation from service will occur (the “Notice Exception”). Notwithstanding the foregoing, the Notice Exception shall not be effected by the Company while the Executive is Totally Disabled as provided in ARTICLE 7.

3.3.           Termination for Cause; Automatic Termination. Subject to the requirements of Section 3.5 of this Agreement, the Company shall at all times have the right to discharge the Executive for Cause. For purposes of this Agreement, the term “Cause” shall be limited to one or more of the following: (i) the Executive’s failure or refusal to perform his material duties, responsibilities and obligations; (ii) any act of fraud, misappropriation of funds, material dishonesty, theft or embezzlement by the Executive affecting the Company; (iii) the Executive’s conviction of a felony or a plea of nolo contendere to a felony; (iv) the Executive’s willful gross neglect or misconduct resulting in material harm to the Company’s financial condition or reputation or (v) the Executive’s breach of his covenants in ARTICLE 13 (the “Cause Exception”).

Notwithstanding the foregoing, if the Company desires to discharge the Executive for the reason described in subparagraph (i) of this Section 3.3 (a “Policy Infraction”), it shall give notice to the Executive as provided in Section 3.5 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the Policy Infraction. If the Policy Infraction is timely cured by the Executive, the Company’s notice shall become null and void. For purposes of this Agreement, Cause shall not include the Executive’s Total Disability (as defined in Section 7.4).

3.4.           Good Reason. Subject to the requirements of Section 3.5 of this Agreement, the

Executive may separate from service at any time for Good Reason (as defined in this Section 3.4). If the Executive desires to separate from service for Good Reason, he shall give notice to the Company as provided in Section 3.5. For purposes of this Section 3.4, separation from service for “Good Reason” shall mean any of the following:

(a)           The Executive’s voluntary separation from service with the Company on account of and within six (6) months following a material diminution or material adverse change by the Board of the duties, functions, responsibilities and authority of the Executive in the position or positions identified in section 2.1 without his consent, if such diminution or change is not cured within thirty (30) days after notice has been given to the Company by the Executive; or

(b)           The Executive’s voluntary separation from service with the Company on account of and within six (6) months following any material breach of a provision of this Agreement by the Company, if such breach is not cured within thirty (30) days after notice has been given to the Company by the Executive. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive’s position as President and Chief Executive Officer, or assign the Executive duties that are inconsistent with such positions and are of such a nature as are usually associated with the positions of president and chief executive officer of a corporation engaged in substantially the same business as the Company, or the Executive shall at any time be required to report to anyone other than directly to the Company’s Board as provided in Section 2.1, or the Company shall fail to make a payment when due to the Executive; or

(c)           The Executive’s voluntary separation from service with the Company on account of and within six (6) months following a material reduction in the Executive’s Base Salary, annual incentive opportunity or aggregate benefit levels without his consent, if such reduction is not cured within thirty (30) days after notice has been given to the Company by the Executive;

(d)           The Executive’s voluntary separation from service with the Company on account of and within six (6) months following the Company’s failure to obtain the written assumption of this Agreement in accordance with ARTICLE 26 on or before the consummation of a transaction described in ARTICLE 26, if such failure is not cured within thirty (30) days after notice has been given to the Company or the Successor Corporation, as appropriate; or

(e)           The Executive’s voluntary separation from service with the Company on account of and within six (6) months following the failure of the Company’s shareholders to reelect the Executive as a member of the Board, if such failure is not cured within thirty (30) days after notice has been given to the Company by the Executive.

If the reason for the Executive’s desire to separate from service for Good Reason as defined in this Section 3.4 is timely cured by the Company (or the Successor Corporation, if appropriate), the Executive’s notice shall become null and void.

3.5.           Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 3.3 and 3.4, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the date the separation from service will occur (subject to the other party’s right to cure such facts and circumstances, if applicable).

(a)           If the Executive’s employment is terminated by reason of neglect or misconduct pursuant to clause (iv) of Section 3.3, the Executive’s separation from service shall be not less than thirty (30) days nor more than forty-five (45) days after the receipt of the Notice of Termination by the Executive.

(b)           If the Executive desires to separate from service for Good Reason pursuant to Section 3.4, the Executive must provide the Notice of Termination to the Company or Successor Corporation, as appropriate, within ninety (90) days after the initial existence of the condition claimed to provide a basis for separation from service for Good Reason.  The Executive’s separation from service date shall be not less than thirty (30) days after the receipt of the Notice of Termination by the Company or Successor Corporation, as the case may be.  The Executive’s separation from service date must be within six (6) months of the initial existence of the condition providing the basis for separation from service for Good Reason.

(c)           If the Executive’s employment is terminated by reason of one of the events described in clauses (i), (ii), (iii) or (v) of Section 3.3, the Executive’s separation from service shall be not more than fifteen (15) days after the receipt of the Notice of Termination by the Executive.

3.6.           Rights of Executive Upon Termination of Employment.

(a)           Following the date the Term expires on account of the Executive’s employment through the Initial Term or any Extension Period, or the Executive’s separation from service with Good Reason or the Executive’s separation from service pursuant to the Company’s exercise of the Notice Exception, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18, 24 and 26.

(b)           Following the date the Term expires on account of the Executive’s death, the rights of the Executive’s personal representative and designated beneficiary (as determined pursuant to ARTICLE 16) shall be as provided in ARTICLES 4, 5, 6, 8, 10, 14, 15, 16, 18, 24 and 26.

(c)           Following the date the Term expires on account of the Executive’s Total Disability, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 7, 9, 10, 13, 14, 15, 16, 18, 24 and 26.

(d)           Following the date the Term expires on account of the Executive’s separation from service pursuant to Executive’s exercise of the Notice Exception, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 13, 14, 15, 16, 18, 24 and 26.

(e)           Following the date the Term expires on account of the termination of the Executive for Cause, the Executive shall be entitled to receive his Base Salary through the Termination Date plus any amounts that the Executive was entitled to receive through the Termination Date as provided in ARTICLES 5, 6, 10, 14, 15, 16, 18, 24 and 26. If the Term expires on account of the termination of the Executive for Cause, the Executive shall continue to be subject to the provisions of ARTICLE 13 and the Executive shall forfeit any rights under annual incentive, long-term incentive, equity compensation and similar plans or awards that were not vested on the Termination Date.

3.7.           Separation from Service Defined.  All references herein to Executive’s “separation from service” shall mean Executive’s separation from service with the Company and its subsidiaries and affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations and other guidance thereunder, including but not limited to Executive’s termination on account of death or Total Disability.

ARTICLE 4

COMPENSATION

4.1.           Base Salary. For all services rendered by the Executive during the Term, including without limitation services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation a base annual salary (the “Base Salary”), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The annual rate of the Executive’s Base Salary shall be at least $650,000. The Board’s Committee on Executive Compensation (the “Committee”) shall review the Executive’s performance on an annual basis and may, in its discretion, increase the Executive’s Base Salary on account of his performance.

4.2.           Bonus.

(a)           In addition to the Base Salary provided for in Section 4.1, the Executive shall be entitled to such annual bonus or bonuses, if any (the “Awarded Bonuses”), as may be awarded to the Executive from time to time under the Company’s Management Incentive Plan or any successor or replacement bonus plan or arrangement (the “MIP”). The Awarded Bonuses for a fiscal year shall be payable in the manner specified in the MIP, but in no event later than the end of the calendar year in which the relevant fiscal year ends. Each fiscal year, the “target” annual bonus under the MIP shall be at least seventy-five percent (75%) of the Executive’s then-current Base Salary and the maximum annual bonus under the MIP shall be at least two hundred percent (200%) of the Executive’s “target” annual bonus for the fiscal year.

(b)           If the Term expires on account of the Executive’s separation from service with Good Reason or the Company’s exercise of the Notice Exception, then the Executive shall receive a pro rata amount of the annual bonus for the fiscal year that includes the Termination Date as determined by the Committee. The pro rata bonus will be paid to the Executive on or before the later of (i) the 15th day of the third month immediately following the end of the fiscal year that includes the Executive’s separation from service date, or (ii) March 15 immediately following the end of the calendar year that includes the Executive’s separation from service date.

4.3.           Long-Term Incentive Plans. The Executive shall be eligible to receive awards under the Company’s long-term incentive plans as determined by the Committee in its discretion. If the Term expires on account of the Executive’s separation from service with Good Reason or the Company’s exercise of the Notice Exception, then (i) all restrictions on any restricted or deferred stock awards outstanding on the Termination Date shall be eliminated, (ii) all stock options outstanding on the Termination Date with an exercise price equal to or less than the fair market value of the shares as of the close of business on the Termination Date shall be immediately vested and shall remain exercisable for twenty-four (24) months thereafter or until the expiration date of the option, if sooner; provided, that without the Executive’s consent this clause (ii) shall not apply to options that are intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986; and (iii) all stock options outstanding on the Termination Date with an exercise price greater than the fair market value of the shares as of the close of business on the Termination Date shall be cancelled as of the close of business on the Termination Date.

ARTICLE 5

REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE

The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. The Company further agrees to furnish the Executive during the Term with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. The expenses eligible for reimbursement under this ARTICLE 5 in any year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year.  Executive’s rights under this ARTICLE 5 are not subject to liquidation or exchange for any other benefit.

ARTICLE 6

SUPPLEMENTAL RETIREMENT BENEFIT

The Executive shall participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). The Executive shall be entitled to receive benefits in accordance with, and subject to, the terms of the SERP, as in effect from time to time. The Executive’s Surviving Spouse (as defined in the SERP) also shall be entitled to receive benefits in accordance with, and subject to, the terms of the SERP, as in effect from time to time.

ARTICLE 7

DISABILITY BENEFITS

7.1.           Commencement of Total Disability. If the Executive suffers a “Total Disability” (as defined in Section 7.4) during the Term, he shall be deemed totally disabled (“Totally Disabled”) for purposes of this Agreement as of the date such Total Disability commenced.

7.2.           Benefits Payable Upon Total Disability. In the event of the Executive’s disability or Total Disability, he shall be entitled to receive benefits in accordance with, and subject to, the terms of any short-term disability, long-term disability or other plan or program providing benefits for disability maintained by the Company.

7.3.           Cessation of Disability. Notwithstanding the provisions of Section 7.2, if prior to the end of the Disability Period the Executive’s Total Disability shall have ceased under the definition of Total Disability set forth in Section 7.4 and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply: (i) this Agreement shall continue in full force and effect (except as otherwise provided in ARTICLE 3); and (ii) the Executive shall be entitled to resume his employment under this Agreement and to receive thereafter compensation in accordance with ARTICLE 4 as though he had not been Totally Disabled.

7.4.           Definition of Total Disability. For purposes of this Agreement, “Total Disability” shall mean the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner for one hundred eighty (180) days in any period of three hundred sixty-five (365) days. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the State of North Carolina selected or approved by the Board.

ARTICLE 8

DEATH BENEFIT

Upon the expiration of the Term on account of the Executive’s death, the Company shall pay to the Executive’s designated beneficiary (as determined pursuant to ARTICLE 16 or the terms of the applicable benefit plan) any life insurance or death benefits payable under any plan or program maintained by the Company.

ARTICLE 9

DEATH FOLLOWING COMMENCEMENT OF PAYMENTS

If (i) the Term expires under circumstances entitling the Executive to receive payments pursuant to ARTICLE 12 and (ii) the Executive dies prior to receiving any or all of the payments, monthly installments or benefits to which he is due hereunder (including, for the avoidance of doubt, amounts payable under Sections 4.2 and 4.3), then such remaining payments, monthly installments or benefits shall be payable to his designated beneficiary (as determined pursuant to ARTICLE 16).

ARTICLE 10

OTHER EMPLOYEE BENEFITS

The Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its employees or executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 10 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

ARTICLE 11

VACATION AND SICK LEAVE

During the term of his employment hereunder, the Executive shall be entitled to and receive as an additional benefit at least four (4) weeks of personal time off each fiscal year under the Company’s Compensated Leave Policy, during which time his compensation shall be paid in full. Such personal time off shall be taken by the Executive at such times as may be reasonably mutually agreed upon by the Executive and the Company.

ARTICLE 12

TERMINATION COMPENSATION

12.1.        Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs.

12.2.        Severance Payment and Benefits. In addition to the compensation provided for in Section 12.1, the Executive shall be entitled to severance benefits as provided in this Section 12.2 upon his separation from service with Good Reason or upon his separation from service on account of the Company’s exercise of the Notice Exception.  For purposes of this Section 12.2, the date of such separation from service is referred to as the Executive’s “Separation Date”.

(a)           Within sixty (60) days following the Separation Date, the Executive (or in the event of his subsequent death, his designated beneficiary) shall be entitled to receive a single cash payment equal to a multiple of (i) the Executive’s Base Salary as in effect on the Separation Date plus (ii) the greater of (A) the Executive’s target annual bonus under Section 4.2 for the fiscal year that includes the Separation

Date or (B) the average of the actual annual bonuses paid to the Executive under Section 4.2 for the two fiscal years ended before the Separation Date. The multiplier shall be (X) three (3) if the Separation Date is within twenty-four months after a Change in Control, or (Y) two (2) in all other cases. If all or any part of the amount payable pursuant to this paragraph is delayed pursuant to the last sentence of ARTICLE 33, such amount shall bear interest until paid at an annual rate of 5%.

(b)           Following the Separation Date, the Executive shall be entitled to the special health care benefits described in this Section 12.2(b).

(i)           Executive shall be entitled to participate (treating the Executive as an “active employee” of the Company for this purpose) in the Company’s Medical Plan for Salaried Employees, as the same may be amended from time to time (the “Company Medical Plan”) during the period commencing immediately after participation would otherwise cease on account of Executive’s separation from service in the absence of this Agreement (and without regard to the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”)), and ending on the earliest of (A) the last day of the thirtieth (30th) month (thirty-sixth (36th) month if the Separation Date is within twenty-four (24) months after a Change in Control) following the Separation Date; (B) the date of Executive’s death; or (C) the last day of the month in which the Executive becomes eligible for Medicare.  The coverage required to be provided to the Executive pursuant to this Section 12.2(b)(i) shall be referred to herein as the “Extended Coverage” and the period during which the Extended Coverage is provided shall be referred to herein as the “Medical Plan Coverage Period.”  The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with the Extended Coverage under the Company Medical Plan during the Medical Plan Coverage Period, including, if necessary, amending the applicable provisions of the Company Medical Plan and negotiating the addition of any necessary riders to any group health insurance contract.  During the Medical Plan Coverage Period, the Executive shall pay the entire premium required for the Extended Coverage under the Company Medical Plan.  The premium required for the Extended Coverage shall be equal to the premium required by COBRA for the continuation of individual coverage under the Company Medical Plan (the “COBRA Rate”).  Notwithstanding the foregoing, for any period of Extended Coverage after the COBRA Period (as defined below), as determined by the Company, the premium required for the Extended Coverage in such period shall be the greater of the COBRA Rate or the actuarially determined cost of the Extended Coverage as determined by an actuary selected by the Company.

(ii)           If at any time during the Medical Plan Coverage Period the Company is unable for whatever reason to provide the Executive with the Extended Coverage under the Company Medical Plan, the Company, consistent with sound business practices, shall use its best efforts to secure for the Executive coverage under an individual policy of health insurance providing coverage for the Executive which is substantially equivalent to the Extended Coverage to be provided under the Company Medical Plan (the “Individual Medical Policy”).  In such event, the Executive shall pay the entire premium charged for coverage of the Executive under the Individual Medical Policy.

(iii)           The provisions of this paragraph shall apply only if the Medical Plan Coverage Period ends before the last day of the thirtieth (30th) month (thirty-sixth (36th) month if the Separation Date is within twenty-four (24) months after a Change in Control) following the Separation Date on account of the Executive’s entitlement to Medicare.  In such event, the Executive shall on or prior to attainment of age 65 enroll in Medicare Parts A, B and D and shall obtain a Medicare supplemental policy (the “Medicare Supplemental Policy”) to become effective no later than the end of the Medical Plan Coverage Period.  During the period beginning immediately after the end of the Medical Plan Coverage Period and ending on the earlier of the Executive’s date of death or the last day of the thirtieth (30th) month (thirty-sixth (36th) month if the Separation Date is within twenty-four (24) months after a Change in Control) following the Separation Date (the “Medicare Period”), the Executive shall at all times maintain and pay the premiums charged for Medicare Parts A, B and D coverage and for a Medicare Supplemental Policy.  Each month during the Medicare Period, the Company shall reimburse the Executive for the premiums paid by the Executive for Medicare Part D and for the Medicare Supplemental Policy, to the extent the amount of such premiums exceeds the then-applicable amount of the monthly contribution or premium charged an active full-time salaried employee participating in the Company Medical Plan for coverage of such active full-time salaried employee.  Such reimbursement shall be made on a monthly basis within ten (10) business days after the Executive submits a written request for reimbursement accompanied by sufficient evidence demonstrating that the premiums subject to reimbursement were incurred.

(iv)           The Extended Coverage provided to the Executive pursuant to paragraph (i) of this Section 12.2(b) is intended to satisfy during the Medical Plan Coverage Period the continuation of coverage requirements of COBRA as such requirements apply to the Executive on account of separation from service.  Executive shall complete such COBRA election materials as the Company may require in order to make the Extended Coverage available.  Notwithstanding any contrary provision of this Section 12.2(b), the period of COBRA continuation coverage for Executive shall not expire prior to the end of the applicable period of continuation coverage to which the Executive would be entitled under COBRA (the “COBRA Period”).  For any portion of the COBRA Period that continues after the end of the Medical Plan Coverage Period, the Executive shall be responsible for paying the full COBRA Rate for any continuation coverage he maintains during such COBRA Period. Notwithstanding the foregoing provisions of this Section 12.2(b), in the event that the Extended Coverage for whatever reason does not satisfy the continuation of coverage requirements of COBRA during the Medical Plan Coverage Period, the Executive shall be entitled to elect COBRA continuation coverage in lieu of the Extended Coverage described in this Section 12.2(b).  In such event, the Executive shall be responsible for paying the full amount of the premium charged for such COBRA continuation coverage under the Company Medical Plan at the COBRA Rate.

(v)           Each month during the Medical Plan Coverage Period, the Company shall pay to Executive a special benefit as determined pursuant to the provisions of this paragraph (the “Special Benefit”).  The amount of the monthly Special Benefit shall be equal to the amount of the monthly premium actually paid by the Executive for the Extended Coverage for such month, less the then-applicable amount of the monthly contribution or premium charged an active full-time salaried employee participating in the Company Medical Plan for coverage of such active full-time salaried employee.  The Special Benefit shall be payable on the 20th day of each calendar month, or within ten (10) business days thereafter, commencing in the first month of the Medical Plan Coverage Period.  If all or any portion of a Special Benefit payment is delayed pursuant to the last sentence of ARTICLE 33, such amount shall bear interest until paid at an annual rate of 5%.

(vi)           In addition to the Special Benefit described in paragraph (v), the Company shall pay to the Executive each year during the Medical Plan Coverage Period a payment equal to the amount necessary to pay the federal and state income taxes imposed upon the Executive as a result of the receipt of the Special Benefit payments (i.e., a gross-up payment).  The gross-up payment for each calendar year during the Medical Plan Coverage Period shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each such calendar year.  Each gross-up payment shall be determined pursuant to the following formula and expressing the Tax Rate as a decimal.

Gross-up Amount	=	Special Benefit Amount	X	(1 +	(	Tax Rate	X	(1)))	Less	Special Benefit Amount
1-Tax Rate

The “Tax Rate” shall be equal to (A) the highest marginal income tax rate in effect under Code Section 1(a) (or any successor provision) in the calendar year in which the gross-up payment is made (the “Federal Rate”), plus (B) the highest marginal rate of income tax for individuals in the state in which Executive is domiciled in the calendar year in which the gross-up payment is paid (the “State Rate”), minus (C) the Federal Rate times the State Rate.  The “Special Benefit Amount” shall be equal to the total amount of Special Benefit payments during the calendar year in which the gross-up payment is made.  Notwithstanding the foregoing, in no event shall a gross-up payment be made to the Executive with respect to any Special Benefit payments that are not includible in the income of the Executive for federal and state income tax purposes.  If all or any portion of a gross-up payment is delayed pursuant to the last sentence of ARTICLE 33, such amount shall bear interest until paid at an annual rate of 5%.

(vii)           Executive shall pay for the Extended Coverage on a monthly basis.  The premium or contribution due for Extended Coverage under the Company Medical Plan in any month shall be due on the last day of the immediately preceding month, provided that any payment received by the Company within twenty (20) days of the due date shall be deemed timely.  If Executive fails to pay any premium or contribution when due as provided in this paragraph, the Company’s obligation to provide Extended Coverage under this Section 12.2(b) shall immediately expire.  If Executive fails to pay the premium within twenty (20) days of the due date as described in the prior sentence, the Company will provide Executive with written notice of the failure to make such premium payment.  The written notice shall be furnished to Executive in the manner provided in ARTICLE 29.  Executive shall have ten (10) days after the Company provides such notice within which to make the applicable premium payment and any such payment received by the Company within this ten (10) day period shall be considered timely.  Executive hereby authorizes the Company to withhold from any monthly payment then due to Executive under this Agreement or otherwise the premiums or contributions required and then due under this Section 12.2(b) to pay for Extended Coverage for Executive.

(viii)           Expenses eligible for reimbursement under this Section 12.2(b) in a calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 12.2(b) are not subject to liquidation or exchange for any other benefit.

(c)           For thirty (30) months (thirty-sixth (36) months if the Separation Date is within twenty-four (24) months after a Change in Control) immediately following Executive’s Separation Date, the Company shall reimburse Executive for any premiums Executive pays to maintain life and disability insurance coverage equivalent to the Company-provided group coverage in effect for Executive at the time of his termination of employment, to the extent the amount of such premiums exceeds the then-applicable amount of the monthly contribution or premium charged an active full-time salaried employee participating in the Company’s group life and disability plans.  Such reimbursement shall be made on a monthly basis within ten (10) business days after the Executive submits a written request for reimbursement accompanied by sufficient evidence demonstrating that the premiums subject to reimbursement were incurred.  Expenses eligible for reimbursement under this Section 12.2(c) in a calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 12.2(c) are not subject to liquidation or exchange for any other benefit.

(d)           Notwithstanding the foregoing, if a payment or reimbursement under this Section 12.2 would be otherwise be payable before the Separation Date, the Company shall delay making such payment or reimbursement until the month following the Separation Date.

12.3.        Change in Control Defined.  For purposes of this Agreement, “Change in Control” shall mean any of the following:

(a)           Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of Company securities representing more than 30% of the aggregate voting power of all classes of the Company’s voting securities on a fully diluted basis, after giving effect to the conversion of all outstanding warrants, options and other securities of the Company convertible into or exercisable for voting securities of the Company (whether or not such securities are then exercisable);

(b)           The shareholders of the Company approve a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company, unless the Company shareholders immediately before the completion of such transaction will continue to hold at least 50% of the aggregate voting power of all classes of voting securities of the surviving or resulting entity;

(c)           The shareholders of the company approve a proposal with respect to the sale, lease, exchange or other disposition of all, or substantially all, of the Company’s property, unless the Company shareholders immediately before the completion of such transaction will continue to hold, directly or indirectly, at least 50% of the aggregate voting power of all classes of voting securities of the transferee;

(d)           During any period of two consecutive years (which period may be deemed to begin prior to the date of this Agreement), individuals who at the beginning of such period constituted the Board, together with any new members of the Board whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a majority of the members of the Board then still in office who either were directors at the beginning of such period or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the Board; or

(e)           The Board, in its sole discretion, determines that a Change in Control has occurred.

ARTICLE 13

POST-TERMINATION OBLIGATIONS

All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and following the termination of the Executive’s employment:

13.1.        Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 13.1, provided that such expenses are incurred by Executive during his lifetime.  The expenses eligible for reimbursement under this Section 13.1 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Section 13.1 are not subject to liquidation or exchange for any other benefit.

13.2.        Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

13.3.        Noncompetition. The Executive shall not: (i) during his employment by the Company and for the three-year period following the expiration of the Term, without the prior written consent of the

Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in competition with the Company; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity. The restrictions of part (i) of this Section 13.3 shall not apply if the employment of the Executive is terminated by the Company’s exercise of the Notice Exception or by the Executive for Good Reason, and shall further not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this Section 13.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 13.3 are required for the reasonable protection of the Company.

13.4.        Nonsolicitation. During his employment by the Company and for the one-year period following the expiration of the Term, the Executive will not recruit or solicit any employee of the Company to leave the Company to work with or for Executive or for any other person or business by whom Executive is employed. During the Term and for the one-year period following the expiration of the Term, the Executive will not recruit or solicit any customers or vendors of the Company to become customers or vendors of any business entity that competes with any of the businesses owned or operated by, or under common ownership with, the Company.

13.5.        Nondisparagement. The Executive shall not make any statements that denigrate or disparage the Company, its employees or its Board to the media or financial analysts. The Company, the Board and the Company’s employees shall not make any statements that denigrate or disparage the Executive to the media or financial analysts.

13.6.        Return of Company Property. All records, files, drawings, documents, models, equipment and the like relating to the business of the Company that the Executive prepared or used or came in contact with during the Executive’s employment by the Company shall be and remain the sole property of the Company and the Executive warrants that as of the termination of the Executive’s employment all such property will be returned to the Company and that the Executive will not retain any such property. In addition, upon termination of his employment hereunder the Executive agrees to turn over to the Company all documents (including without limitation paper documents, audiotapes, videotapes and other recording media, as well as all copies and transcripts thereof) that contain matters of or relating to trade secrets, confidential information, etc. of the Company.

13.7.        Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 13, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLE 10 which have been earned or otherwise fixed or determined to be payable prior to such termination). In addition to the foregoing, in the event of a breach or threatened breach by the Executive of the provisions of this ARTICLE 13, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

ARTICLE 14

ADDITIONAL PAYMENTS BY COMPANY

14.1.        Gross-Up Payment. This Section 14.1 applies if (i) any amount required to be paid or distributed to the Executive pursuant to this Agreement and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall constitute a parachute payment within the meaning of Section 280G of the Code, (ii) the aggregate of such parachute payments (the “Parachute Payments”) shall cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the “Excise Tax”), or any successor or similar provision thereof and (iii) the total of all such Parachute Payments equals or exceeds one hundred ten percent (110%) of the amount that could be paid to the Executive without the Executive incurring an Excise Tax liability. In that event, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount the Executive shall receive after the payment of any Excise Tax and any Excise Tax or other taxes on the Gross-Up Payment, shall equal the amount which he would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be the sum of the following:

(a)           The Excise Taxes imposed on and paid by the Executive on account of the excess Parachute Payments;

(b)           Any federal income tax, social security tax, unemployment tax or Excise Tax imposed on and paid by the Executive as a result of the Gross-Up Payment required to be made under this Section 14.1; and

(c)           Any state income or other tax imposed on and paid by the Executive as a result of the Gross-Up Payment required to be made under this Section 14.1.

The Gross-Up Payment shall be made within thirty (30) days following the date the Executive remits the related Excise Taxes or other taxes to the appropriate taxing authorities.  The Gross-Up Payment shall in any event be paid to the Executive no later than the last day of the calendar year immediately following the calendar year in which the Executive remits the related Excise Taxes or other taxes.

In the event that any Excise Tax and/or other tax giving rise to a Gross-Up Payment is subsequently determined to be less than the amount actually remitted by the Executive and the Executive receives a refund of such Excise Tax and/or other tax, within thirty (30) days of receiving such refund the Executive shall repay to the Company the entire amount of the refund (including any portion designated as interest).

14.2.        Reduction in Parachute Payments. This Section 14.2 applies if (i) any amount required to be paid or distributed to the Executive pursuant to this Agreement and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall constitute a Parachute Payment, (ii) the Parachute Payments shall cause the Executive to be subject to the Excise Tax and (iii) the total of such Parachute Payments is less than one hundred ten percent (110%) of the amount that could be paid to the Executive without the Executive incurring an Excise Tax liability. In that event, such payments shall be reduced to the maximum amount that may be paid without subjecting the Executive of the Excise Tax.  Such payments shall be reduced in a manner that will not have the effect of delaying or accelerating any payment of deferred compensation in violation of Code Section 409A, and in a manner that will not subject the Executive to the taxes imposed by Code Section 409A.

ARTICLE 15

ATTORNEYS’ FEES

In the event that the Executive during his lifetime incurs any attorneys’ fees in connection with entering into this Agreement or in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto unless, in the case of an action instituted by the Executive, the Executive is acting in bad faith. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses, but in any event no later than the end of the calendar year following the calendar year in which the expense was incurred.  The expenses eligible for reimbursement under this paragraph in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.  Executive’s rights under this Article 15 are not subject to liquidation or exchange for any other benefit.

ARTICLE 16

BENEFICIARY

The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any death benefit payable under ARTICLE 8 or any benefits payable under ARTICLE 9 due to the Executive’s death following commencement of payments under ARTICLES 7 or 12, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive’s estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

ARTICLE 17

DECISIONS BY COMPANY; FACILITY OF PAYMENT

Any powers granted to the Board hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement; provided, however, that any action by the Company to terminate the Executive’s employment under the Notice Exception or for Cause or to enforce (or assert the Executive’s violation of) the provisions of ARTICLE 13 shall be taken only pursuant to a resolution adopted by a majority of the members of the Board (and not a committee or other delegate of the Board) at a duly held meeting of the Board. Subject to and to the extent not inconsistent with the provisions of ARTICLE 16, if the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or is a minor, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.

ARTICLE 18

INDEMNIFICATION

The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law from any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under any indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 19

SOURCE OF PAYMENTS; NO TRUST

The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 20

SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid in an arbitration under Section 24.2, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 21

ASSIGNMENT PROHIBITED

This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 21 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 22

NO ATTACHMENT

Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 23

HEADINGS

The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 24

GOVERNING LAW; ARBITRATION

24.1.        Governing Law. The parties intend that this Agreement and the performance hereunder and all proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of North Carolina and that in any proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the laws of any other forum.

24.2.        Arbitration. Any dispute arising out of, in connection with or by reason of this Agreement, including the breach, termination, interpretation or validity thereof shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as in effect on the Effective Date, by three arbitrators of whom each party shall select one and the third to be selected by the two party-designated arbitrators. Prior to the first presentation to the panel of arbitrators each party shall submit to the arbitrators and the other party a written statement setting forth that party’s position with respect to the issue or issues being arbitrated and the correct interpretation of this Agreement, the correct resolution of the issues and the amount, if any, that the party claims should be paid under this Agreement with respect to such issue or issues. At the conclusion of the arbitration the panel shall approve the position of one of the parties and the interpretation, resolution or the amount, if any, to be paid in accordance with that party’s written statement. Except as provided in the two preceding sentences, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § § 10-16. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in the city in which the Company’s principal executive office is located.

ARTICLE 25

BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 26

MERGER OR CONSOLIDATION

The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 27

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 28

ENTIRE AGREEMENT

This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the Effective Date, supersedes and replaces the Original Agreement and any other prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive or Standard Commercial Corporation and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

ARTICLE 29

NOTICES

All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)          If to the Executive:

Robert E. Harrison
7300 Haymarket Lane
Raleigh, North Carolina  27615

With a copy to:

Michael P. Bentzen, Esq.
Hughes & Bentzen, PLLC
11000 Connecticutt Ave. NW
Suite 340
Washington, D.C. 20006
Fax Number: (202) 293-8973

(b)          If to the Company:

Alliance One International, Inc.
8001 Aerial Center Parkway
P.O. Box 2009
Morrisville, North Carolina   27560
Fax Number: (919) 379-4132

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 29.

ARTICLE 30

MODIFICATION OF AGREEMENT

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 30 may not be waived except as herein set forth.

ARTICLE 31

TAXES

To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 32

RECITALS

The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 33

SECTION 409A

To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all guidance or regulations thereunder (“Section 409A”).  The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A.  By execution and delivery of this Agreement, the Executive irrevocably waives any objections he may have to the amendments required by Section 409A.  In the event amendments are required to be made to this Agreement to comply with Section 409A, the Company shall use its commercially reasonable best efforts to provide the Executive with substantially the same benefits and payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A.  The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties.  The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated in violation of Section 409A.  The parties further agree that any payments of deferred compensation that are made as a result of a separation from service cannot commence under Section 409A until the lapse of six (6) months after a separation from service (or death of the Executive, if earlier), to the extent that Executive is determined to be a “specified employee” (as that term is defined in Section 409A) and a six-month delay is required under Section 409A.  Any payment or portion thereof that must be delayed pursuant to this “specified employee” rule shall be paid, along with any interest accrued in accordance with this Agreement, in the seventh (7th) month following the Executive’s separation.

IN WITNESS WHEREOF, the parties have executed this Agreement on this the 30th day of December, 2008.

EXECUTIVE

/s/ Robert E. Harrison (SEAL)
Robert E. Harrison

ALLIANCE ONE INTERNATIONAL, INC.

By: /s/ Michael K. McDaniel

December 30, 2008

EXHIBIT 2

Vested Amounts Payable Under Certain Plans

Alliance One Savings and Profit Sharing Plan:  Vested account balance was $291,603.12 as of December 10, 2010; amount payable will be based on vested account balance when the distribution is processed.

Alliance One International Inc. Supplemental Retirement Account Plan:  Vested account balance as of March 31, 2011 is $501,251.43; amount payable under Plan terms will be based on vested account balance as of June 30, 2011.

Alliance One International Inc. Pension Plan:  Vested January 1, 2011 Account Balance (estimated) is $308,181.

Standard Commercial Corporation Supplemental Executive Retirement Plan:  Vested single life annuity benefit is $4,186.88 payable monthly commencing at age 65; actual amount paid will depend on the Executive's election as to form of payment under the Plan terms.

Outstanding stock options as of the Effective Date:

Grant Date	Grant Type	Grant Price	Outstanding (Vested + Unvested)	Outstanding & Exercisable following Termination (Exercise Price equal to or less than FMV on 12/14/2010)	Expiration Date following Termination	Cancelled at Termination (Options with Exercise Price greater than FMV on 12/14/2010)
8/14/2001	NQ	$5.83	36,000	0		36,000
8/13/2002	NQ	$6.30	36,000	0		36,000
6/11/2003	NQ	$5.80	36,000	0		36,000
8/30/2005	ISO	$3.96	70,000	70,000	12/14/2012	0
8/17/2006	NQ	$3.94	29,127	29,127	12/14/2012	0
8/17/2006	ISO	$3.94	40,873	40,873	12/14/2012	0
8/16/2007	NQ	$7.48	170,381	0		170,381
8/16/2007	ISO	$7.48	17,519	0		17,519
TOTAL			435,900	140,000		295,900

EXHIBIT 3

Amounts Payable Under AOI SERP

Capitalized terms in this Exhibit shall be defined as set forth in the AOI SERP.  Executive is the "Participant."

The Participant shall be entitled to a Normal Retirement Allowance in accordance with Section 3.01(a)(i) of the AOI SERP.

For purposes of Section 3.01(a)(i) of the AOI SERP, the Participant's Normal Retirement Allowance is a monthly payment of $27,358.86 (less applicable withholding taxes and deductions pursuant to Section 5 of the Agreement) commencing on his Normal Retirement Date (February 1, 2019).  The Normal Retirement Allowance is fixed and not subject to future adjustment on the basis of the Participant's marital status or any other factors.

For purposes of Section 3.01(b) of the SERP, if the Participant is married on his Normal Retirement Date, and his Spouse survives him, the Surviving Spouse's monthly allowance will be $13,679.43 (less applicable withholding taxes and deductions pursuant to Section 5 of the Agreement).

No benefit will be payable pursuant to Section 3.02 of the AOI SERP.